Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Sutherland Asset Management Corporation dated March 15, 2017 appearing in the Annual Report on Form 10-K of Sutherland Asset Management Corporation for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP
March 28, 2017